Exhibit 99.1
FOR IMMEDIATE RELEASE
FOR MORE INFORMATION, CONTACT:
Jim Lewien, President,
Commerce Bank (Colorado) 303-214-5401
Kevin Barth, President & COO,
Commerce Bank, Kansas City Region 816-234-2658
Commerce Bancshares, Inc. Announces Acquisition of
Commerce Bank (Denver, Colorado)
(Kansas City, MO and Denver, CO, April 3, 2007) —Commerce Bank in Denver, Colorado and Missouri-based Commerce Bancshares, Inc. (NASDAQ:CBSH), today jointly announce the execution of a merger agreement in which Commerce Bank will merge with Commerce Bancshares, Inc. in a transaction valued at approximately $29.5 million consisting entirely of cash. Commerce’s acquisition of the independent Colorado Commerce Bank will add $96.8 million in assets, $70.0 million in gross loans, $75.5 million in total deposits and its first location in Colorado.
It is anticipated the transaction will be completed in either late second or early third quarter of 2007, pending regulatory approvals, the approval of Commerce Bank’s shareholders and other customary closing conditions. Commerce Bancshares, Inc. is a $15.2 billion bank holding company with approximately 360 locations, located mainly in Missouri, Illinois and Kansas. Commerce previously announced a pending acquisition of Bank South in Tulsa, Oklahoma that is expected to close in early second quarter, adding Commerce’s first locations in Oklahoma.
David Kemper, chairman, president and CEO of Commerce Bancshares, Inc., said, “As part of our long term regional banking strategy, we are pleased to have partnered with this well-respected Denver bank to establish a physical presence in the vibrant Denver market. Colorado offers a growing market, excellent demographics, is a state in which we are already doing business, and is contiguous to our existing markets.” Kevin Barth, president and COO of Commerce Bank, Kansas City region, added, “We are excited to be able to support the leadership and directors of Commerce Bank in Colorado with additional lending capacity, products and services, including international, money management and treasury services. Both Commerce Banks share the same values, with a customer-focused approach to banking that benefits customers. As a super-community bank, we offer the product expertise and technology of a national bank, while delivering those products and services with the personal commitment and dedication of a community bank. Commerce Bank will maintain the authority to make decisions locally based on their knowledge of their customers and the Denver market.”
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Commerce Bank and Commerce Bancshares Announce Acquisition/Add Two
Jim Lewien, president of Commerce Bank in Aurora, stated, “Commerce Bank has deep roots in Colorado, serving its customers for more than 30 years. We are confident that our people, our focus on service and our strong ties to the community will remain the same. We are committed to the business community and share similar beliefs with our namesake bank headquartered in Kansas City, Missouri—that our success depends on an unwavering commitment to our customers and communities. After meeting the people at Commerce and finding that we share so much in terms of operating philosophies, we believe this is a great opportunity. Teaming up with an organization like Commerce that understands the importance of community and relationships, and a bank that has some of the best products and services in the industry, represents a good opportunity for us to offer even more to our customers.”
Barth concluded, “The Colorado Commerce Bank’s position fits well with our strategy for serving customers in Denver and throughout Colorado. We look forward to working with their management team and welcoming their customers to Commerce.”
Once the merger is complete, Jim Lewien will be president and CEO of Commerce Bank in Denver.
About Commerce Bancshares, Inc.
Commerce Bancshares, Inc. (NASDAQ: CBSH), is a $15.2 billion regional bank holding company. For more than 140 years, Commerce has been meeting the financial services needs of individuals and businesses throughout the Midwest region. Commerce provides a diversified line of financial services, including business and personal banking, wealth management and estate planning, and investments through its affiliated companies. Commerce maintains nearly 360 locations in the Midwest and also has operating subsidiaries involved in mortgage banking, leasing, credit related insurance, venture capital and real estate activities.
For additional information, please visit www.commercebank.com or email mymoney@commercebank.com.
About Commerce Bank
Commerce Bank, located in Denver, Colorado, is a subsidiary of Commerce Bankshares, Inc., and was established in 1976. Commerce Bank has assets of $97 million and provides personal services to individuals, professionals, executives, small to medium-sized businesses, healthcare professionals and healthcare companies.
For additional information, please visit www.realpeoplebank.com.
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